Exhibit 99.1
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK AWARD NOTICE
to _______________

Pursuant to the Continental Airlines, Inc.
Incentive Plan 2010

Dated ___________, 20xx

This document (this “Award Notice”) constitutes your formal notice of a Restricted Stock Award under the Continental Airlines, Inc. Incentive Plan 2010 (as amended from time to time, the “Plan”), and is dated as of the date set forth above (the “Grant Date”).

1. Grant of Restricted Stock.  Company hereby grants to you all rights, title and interest in the record and beneficial ownership of _______________ (##,###) shares (the “Restricted Stock”) of Common Stock.  Capitalized terms used in this notice have the meanings set forth in the Plan unless otherwise specifically provided.

2. Custody of Restricted Stock.  Upon satisfaction of the vesting provision set forth in Paragraph 4 or the occurrence of any of the events contemplated by Paragraph 5(b) or Paragraph 5(c), Company shall issue and deliver to you a certificate or certificates for such number of shares of Restricted Stock as are required to be issued and delivered under this Award Notice.  Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Stock is not transferable and shall be held in trust or in escrow pursuant to an arrangement satisfactory to the Administrator until such time as the restrictions on the transfer thereof have expired.  No right or benefit hereunder shall in any manner be liable for or subject to any of your debts, contracts, liabilities, or torts.  Notwithstanding any provision herein to the contrary, Company may, in its discretion, elect to complete the delivery of the Restricted Stock and/or vested shares by means of electronic, book-entry statement, rather than issuing physical share certificates.

3. Risk of Forfeiture.  Subject to Paragraphs 5(b) and 5(c), if your membership on the Board terminates prior to the vesting date set forth in Paragraph 4, you shall forfeit the right to receive the Restricted Stock that would otherwise have vested on such date.

4. Vesting.  Subject to Paragraphs 3 and 5, the shares of Restricted Stock subject to this Award Notice shall vest in full on the first anniversary of the Grant Date.

5. Termination of Membership on the Board.  Voluntary termination of membership on the Board, removal from the Board, death or Disability, or termination of your membership on the Board in connection with ineligibility or a Change in Control, shall affect your rights under this Award Notice as follows:

(a) Voluntary Termination or Removal.  If, other than as specified below, you voluntarily terminate membership on the Board or if you are removed as a member of the Board, then you shall forfeit the right to receive all shares of Restricted Stock that have not theretofore vested pursuant to Paragraph 4.

(b) Death or Disability.  If your membership on the Board is terminated by death or Disability, then immediately all nonvested Restricted Stock shall be deemed fully vested, all restrictions (other than described in Paragraph 7) applicable to Restricted Stock shall terminate and Company shall release from escrow or trust and shall issue and deliver to you or your Personal Representative a certificate or certificates for all Restricted Stock.

(c) Termination for Ineligibility or Removal upon or following a Change in Control.  All nonvested Restricted Stock shall be deemed fully vested, all restrictions (other than described in Paragraph 7) applicable to Restricted Stock shall terminate, and Company shall release from escrow or trust and shall issue and deliver to you a certificate or certificates for all Restricted Stock on the last day of your service as a member of the Board if (i) your membership is terminated because you are ineligible for nomination to the Board pursuant to the terms of Company’s Corporate Governance Guidelines related to age or (ii) you are removed as a member of the Board upon or following a Change in Control.

6. Ownership Rights.   Subject to the restrictions set forth herein and in the Plan, you are entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any cash dividends that may be paid on Restricted Stock, whether or not vested.

7. Certain Restrictions.  By accepting the Restricted Stock, you agree that if at the time of delivery of certificates for shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933, as amended (the “Act”), you will acquire the Restricted Stock for your own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition you will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Award Notice.

8. Amendment and Termination; Electronic Delivery.  No amendment or termination of this Award Notice shall be made by the Board or the Administrator at any time without your written consent.  You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, and other related documents.

9. Withholding of Taxes.  To the extent that the receipt of the Restricted Stock or the vesting of shares of Restricted Stock results in compensation income or wages to you for federal, state, local or foreign tax purposes, you shall deliver to Company at the time of such receipt or vesting, as the case may be, such amount of money as Company may require to meet its minimum obligation under applicable tax laws or regulations, and if you fail to do so, Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Stock or vested shares distributable to you under this Award Notice) then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income or wages.  You acknowledge and agree that Company is making no representation or warranty as to the tax consequences to you as a result of the receipt of the Restricted Stock, the vesting of the Restricted Stock or the forfeiture of any shares of Restricted Stock pursuant to the terms of this Award Notice.

10. Other Requirements; Severability.  The shares granted pursuant to this Restricted Stock Award Notice are subject to the terms, provisions and such additional requirements and restrictions as may be set forth in the Plan and the Company’s Corporate Governance Guidelines, including any applicable stock holding period requirements.  In the event that any provision of this Award Notice shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Award Notice and this Award Notice shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

11. Governing Law.  This Award Notice shall be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

CONTINENTAL AIRLINES, INC.

By:           ________________________________________
[Name]
[Title]